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                                                             EXHIBIT 10.12(b)



November 3, 2000


Mr. Stephen C. Barre
Vice President - General Counsel and Secretary
U. S. Industries, Inc.
101 Wood Avenue South
Iselin, NJ  08830-0169

Dear Steven:

As you know, the U. S. Industries, Inc. ("USI") Board of Directors (the "Board") has approved the spinoff of USI's Lighting Corporation of America business segment and the Spear & Jackson group (the "Spinoff"), with you as a senior executive of the Spinoff's parent company, LCA Group Inc. ("LCA"). Consequently, you shall cease employment with USI effective on the Spinoff and commence employment with LCA.

Simultaneous with the execution of this letter (the "Letter Agreement"), you and LCA will have entered into an employment agreement with regard to your future employment with LCA (the "LCA Employment Agreement"). The LCA Employment Agreement becomes effective upon the Spinoff, provided you are employed by USI immediately prior to the Spinoff. Pending the Spinoff, your current employment agreement with USI (the "USI Employment Agreement") remains in full force and effect, including but not limited to the mutual rights of termination thereunder.

This Letter Agreement will confirm your agreement that upon the Spinoff, your USI Employment Agreement shall terminate and be of no further force and effect, except for any rights with regard to indemnification as it relates to the period prior to the Spinoff. USI reserves the right to delay or abandon the Spinoff at any time with no obligations to you, other than any rights you have under your USI Employment Agreement. Accordingly, if the Spinoff does not occur prior to January 31, 2001, your USI Employment Agreement shall continue in effect and this Letter Agreement shall be null and void.

To induce you to enter into the LCA Employment Agreement, surrender any entitlements under your USI Employment Agreement due to your termination of employment by USI upon the Spinoff, and execute a release of USI and related parties (the "Release"), the Compensation Committee of the Board has taken certain steps with regard to specific USI equity awards conditioned upon the completion of the Spinoff, the execution of the Release at that time, and your simultaneous execution of this Letter Agreement and the LCA Employment Agreement, and the future grant of LCA equity awards effective on the Spinoff, as detailed below:


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Mr. Steven C. Barre
U.S. Industries, Inc.
Iselin, NJ 08830-0169
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1. The stock options granted to you by USI on February 11, 2000 and May 3, 2000 will fully vest upon the consummation of the Spinoff, and these options along with all other vested options as of the Spinoff with an exercise price equal or below $16.125 will remain exercisable until the second annual anniversary of the Spinoff; and

2. Your restricted stock previously awarded to you by USI will fully vest on the 90th day following the Spinoff provided you have not voluntarily terminated your employment with LCA; and

3. Effective on the Spinoff, grant you 17,000 options at market value pursuant to The LCA Stock Incentive Plan, with vesting to occur at the rate of 25% per year of employment, with full vesting on the fourth anniversary of the Spinoff, or a change-in-control of LCA, if earlier, as further detailed and expanded in the grant; and

4. Effective on the Spinoff, award you 18,500 shares of LCA restricted stock pursuant to the LCA plan which will provide for vesting to occur at the end of the seventh anniversary of the Spinoff, or a change-in-control of LCA, if earlier, as further detailed and expanded in the grant.

Attached is a summary of the current status of your USI options and restricted stock (without effect of the Spinoff inducements above) under the USI stock programs, for your reference. Note that other than those options referred to in
(1) above, all other vested USI options as of the Spinoff will remain exercisable for 90 days in accordance with the terms of the applicable plan.

All other USI employment-related benefits, compensation or other entitlements provided to you prior to the Spinoff (e.g., pension, 401(k), LTIP, car policy, etc.) will be assumed by LCA effective on the Spinoff.

Enclosed are the Release, two copies of your LCA Employment Agreement and a second copy of this Letter Agreement for your execution. Please review these documents carefully, especially the language in the Release which also provides for a time-restricted rescission period. Although these documents should remain strictly confidential (except for legal counsel), USI must advise you of the right to consult counsel regarding the waiving of your rights pursuant to the Release. Please acknowledge your concurrence with this Letter Agreement, execute both copies of the LCA Employment Agreement (one copy will be returned to you after execution by LCA) and return all three documents to Dorothy Sander. The Release should be executed on the day prior to the Spinoff and given to Dorothy at that time.


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Mr. Steven C. Barre
U.S. Industries, Inc.
Iselin, NJ 08830-0169
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Should you have any questions regarding any of these matters, please feel free to call either Dorothy or me.

Regards,



David H. Clarke
Chairman and Chief Executive







Agreed:



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Steven C. Barre         Date